Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference in the Registration Statement (Form S-8) pertaining to the Ceragon Networks Ltd. 2003 Amended and Restated Share Option and RSU Plan and to the incorporation by reference therein of our report dated March 31, 2011, with respect to the consolidated financial statements of Ceragon Networks Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2010, and the effectiveness of internal control over financial reporting of Ceragon Networks Ltd., filed with the Securities and Exchange Commission.

Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
April 14, 2011	A Member of Ernst & Young Global